Stillwater Mining Reports First Quarter 2009 Results

COLUMBUS, MT -- (Marketwire - May 06, 2009) - STILLWATER MINING COMPANY (NYSE: SWC) today reported a first quarter 2009 net loss of $11.6 million, or $0.12 per diluted share, on revenues of $85.8 million. This compares to first quarter 2008 net income of $2.8 million, or $0.03 per diluted share, on revenues of $186.4 million. The 2009 first-quarter included charges of $9.8 million for writing down product inventories to net realizable value, driven by market prices lower than the Company's cost in inventory for platinum-group metals (PGMs), the Company's primary products.

The Company mines palladium and platinum from two underground mines located in south-central Montana. Operations at the two mines were restructured in late 2008 to reduce costs in response to a sharp decline in PGM prices. Despite the restructuring, these mines together produced 124,800 ounces of palladium and platinum during the first quarter of 2009, a bit ahead of plan for the first quarter and a decline of only 3.3% from the 129,000 ounces produced in the same quarter last year. Production at the Company's Stillwater Mine increased to 92,900 ounces, compared to 85,300 ounces in first quarter 2008, while East Boulder Mine production decreased to 31,900 ounces from 43,700 ounces in last year's first quarter. Stillwater Mine's higher production benefited from the transfer of miners from the East Boulder Mine as part of the Company's restructuring plan, while the lower East Boulder Mine production likewise followed from fewer miners as a result of the restructuring plan and from a cost-based focus in determining the areas to be mined there. The average combined sales realization on mined palladium and platinum ounces declined to $510 per ounce in this year's first quarter from $625 per ounce in the same period last year, reflecting the late 2008 decline in PGM prices.

The Company also operates a smelting and refining complex in Columbus, Montana. In addition to processing the Company's mine concentrates, these facilities recycle catalyst materials received from third parties. The Company processed recycling material containing a total of 38,600 ounces of platinum, palladium and rhodium through the smelter and refinery during the first quarter 2009, about half the 78,100 ounces fed into the smelter during the same period last year. Recycling activities contributed about $1.1 million to the Company's operating margin (before corporate overhead and financing charges) during the first quarter of 2009, compared to about $3.9 million in the first quarter of 2008. Volumes of material available for recycling have dropped off sharply with the decline in PGM prices and in response to a managed reduction in advances to suppliers, reflecting the market's reduced incentive to recycle at lower prices and steep losses incurred by many collectors in the industry as the value of their inventories declined. Volumes available for recycling appeared to be recovering somewhat as the first quarter of 2009 progressed, but remained far below the robust levels seen during 2008 -- about as planned.

First Quarter Highlights

--  Following the fourth-quarter restructuring of operations, first quarter performance met or exceeded the Company's revised operating plan:
--  The Company's liquidity improved slightly during the quarter and remains strong:
--  Mine production exceeded expectations:
--  Prices for platinum and palladium have increased appreciably since the beginning of 2009.

Addressing the Company's 2009 first quarter financial performance, Francis R. McAllister, Stillwater Chairman and CEO, commented; "While we reported a loss of $11.6 million in this year's first quarter, in the current economic environment our eye remained on managing toward preserving liquidity. I am pleased to report that, following the significant steps taken to restructure our operations during the fourth quarter of 2008, our liquidity remained stable during the first quarter of 2009. Available cash and cash equivalents increased to $170.8 million at March 31, 2009 from $161.8 million at the end of last year; if we include highly liquid short-term investments together with our available cash, our available liquidity increased slightly to $181.8 million from $180.8 million at year-end 2008 -- again, about as planned.

"Prices for our primary metals, palladium and platinum, regained some momentum during the 2009 first quarter, although they remain well below their 2008 highs. The afternoon posted price for platinum as quoted on the London Metals Exchange (LME) was $1,124 per ounce on March 31, 2009, up from $898 at December 31, 2008, but nowhere near the 2008 high of $2,273 per ounce quoted on March 4, 2008. Similarly, palladium ended the 2009 first quarter quoted at $215 per ounce on the LME, up from $183.50 per ounce at the end of 2008 but well below the $582 per ounce peak quoted on the LME at March 4, 2008. Prices of some of our other significant by-products, including rhodium, nickel and copper, also remain at fairly depressed levels.

"The price decline in PGMs during the second half of 2008 coincided with a general drop in almost all commodity prices as automotive demand fell, particularly in the U.S. and Western Europe, and speculative positions in commodities were unwound to meet traders' liquidity requirements. In the case of palladium, substantial Russian government exports during the past few months into inventories in Switzerland, the U.S. and Asian markets have also contributed to oversupply, although most of this metal appears to have been retained in inventory rather than being offered for sale. As of the end of the 2009 first quarter, there were ample supplies of PGMs available in the market despite production cutbacks by most major producers. Price support for the metals appeared to be coming from fairly strong investor interest in PGMs as a hedge against potential future inflation, as well as from continued commercial demand particularly in China.

"Stillwater's efforts to restructure its mine production in response to the fall in PGM prices have included employee cutbacks and realignment of work assignments, renegotiating labor and supply agreements, a freeze on salaries and on most discretionary spending, and changes in work processes to improve productivity and reduce costs. In particular, we have reduced the overall workforce at the East Boulder Mine, employing a team-based approach to mining there that focuses only on areas that can be mined and supported efficiently at current PGM prices. A portion of the East Boulder mining workforce was transferred to the Stillwater Mine, allowing the Company to reduce the contractor workforce at Stillwater and more fully staff its mining stopes.

"During the 2009 first quarter, we have been pleased overall with the outcome of these changes. While we still have more to accomplish, both the East Boulder and Stillwater Mines are producing at rates higher than originally projected. Total cash costs per ounce, a non-GAAP measure we use to assess extraction efficiency, at $405 per ounce for the quarter ran slightly higher overall than the full-year target of $399 per ounce, but better than our plan for the first quarter. Stillwater Mine averaged total cash costs of $387 per ounce for the quarter, while East Boulder Mine came out at $455 per ounce, both better than plan. In general, strong cost improvements at both mines were masked by lower than planned credits for recycling, as the volume of recycling material available for processing was much weaker during the quarter than expected."

Commenting on this weakness in recycling, Mr. McAllister noted, "We saw the worldwide volumes of recycled catalyst available for reprocessing decline sharply as PGM prices fell in late 2008. Many of the businesses that collect old catalytic converters and supply them to the market experienced painful inventory losses as the value of their material on hand dropped in value, and some have exited the business altogether. Coupled with reduced incentive to actively collect these converters at current low PGM prices and a slowing in the number of cars being scrapped, previously robust recycling volumes slowed to a trickle in the first quarter of 2009. Although the Company's recycling activities have remained profitable even at these lower volumes, the profit contribution of the recycling business segment has declined substantially. The Company experienced some improvement in recycling volumes toward the end of the 2009 first quarter and projects that volumes will gradually increase further over the course of 2009, although there can be no certainty as to just how much."

Reflecting on the Company's earnings prospects, McAllister added, "The Company's reported earnings include non-cash charges of about $70 million each year for depreciation and amortization charges. The magnitude of our depreciation and amortization charges makes it likely that the Company will report significant losses at current PGM price levels, even though our cash balances are planned to remain stable. Consequently, as we have reported previously, the Company is targeting its operations primarily toward maintaining neutral or marginally positive free cash flow in this market environment to position us for an eventual recovery to more sustainable PGM price levels.

"Although the first quarter provides some encouraging indications, the broader economic environment still presents the Company with significant risks. PGM prices are largely dependent on the fortunes of the automotive industry, and automotive demand remains severely depressed, particularly in the U.S. and Europe. Several of the Company's key suppliers and customers, including Ford and General Motors, are struggling with credit issues, and General Motors in particular reportedly is considering a bankruptcy filing. The overall consequences of a General Motors bankruptcy are difficult to predict. The contractual floor prices in our automotive contracts and the collectability of our accounts receivable could be placed in jeopardy. We are monitoring these risks closely."

Commenting on the Company's business objectives, Mr. McAllister continued: "Mine production in this year's first quarter was 124,800 ounces, on track to meet or exceed our 2009 full-year production guidance. Consequently, we reaffirm our earlier full-year 2009 mine production guidance of 495,000 PGM ounces. Our year 2009 guidance for total cash costs averaging $399 per ounce also remains as it stands, even though costs for the first quarter at $405 per ounce came in slightly higher than the full-year projection, as expected.

"Longer term, as we have discussed regularly over the past several years, the Company has three primary strategic initiatives: mine transformation, market development efforts, and corporate diversification. We are continuing to direct attention to each of these initiatives, although the resources available are more limited in the current market environment.

"Regarding our mine transformation efforts, we have shifted our operating focus in the current pricing environment toward minimizing costs rather than necessarily maximizing mine production. Consequently, at present we are committing our limited resources more toward maintaining the developed state of the mines, rather than improving and expanding infrastructure. We also are continuing our efforts toward tailoring the mining methods used to the ore configuration in each specific area being mined. Broadly, the Company employs three different mining methods in its extraction efforts, depending on the structure of the reef in a particular mining area. The most highly mechanized of these, known as sublevel extraction or panel mining, is based on developing drifts, or 'sills,' at different levels within the ore body, drilling boreholes between the different levels, and then blasting out the ore in sections or panels. The second method, known as 'mechanized ramp-and-fill' mining, requires developing ramps from the footwall laterals into the ore body, where mechanized equipment is used to extract the ore at the level of the ramp. Once the ore is extracted, the ramp is filled and cut to a new level and then the next level of ore is extracted. The third method, known as 'captive cut-and-fill' mining, is the most manpower intensive, but also the most selective in terms of the material extracted. A small mining team is assigned to a particular stoping block and, working within successive levels of the ore body, follows the reef closely using jackleg drills to surgically extract the ore. Each of these methods requires a specific set of skill sets, and over the past several years the Company has committed considerable effort toward providing miner training to support this mix of methods.

"Turning to market development, while our spending is scaled back in the present economic environment, we are maintaining a presence in the Chinese palladium markets through our contacts in Shanghai, Beijing and Shenzhen. Despite the economic downturn, by all indications the popularity of palladium as a jewelry metal in China has increased, with over one million ounces reportedly consumed in jewelry during 2008. The Chinese market also absorbs significant volumes of PGMs in its growing automobile production and as an investment metal. Outside of China, however, PGM markets have generally suffered as consumers have scaled back automotive purchases and other discretionary spending in the tight economic climate. Investment demand for PGMs apparently recovered somewhat during the first quarter of 2009 after initially experiencing strong liquidation as prices fell during last year's fourth quarter.

"With regard to corporate diversification, during the first quarter the Company completed construction of a second smelter furnace within the Columbus processing facilities and the new furnace is currently in the test phase. The new furnace is intended to accommodate expansion of both mining production and recycling volumes, as well as potentially to improve metal recoveries and reduce process risk. Reflecting other diversification efforts, the Company holds relatively small investment positions in two small exploration companies that target PGMs and other precious metals. We regularly monitor opportunities to participate in various later-stage mineral development projects, as well as potential merger or acquisition candidates, in an effort to diversify the Company's operating risk. The current economic downturn may create additional opportunities as other companies seek similar diversification objectives, access to credit markets is restricted and market values are depressed. Such diversification may be critical to our future in view of the cyclical nature of PGM prices.

"On balance," McAllister concluded, "we appear to be on track with regard to most of the operational objectives we set for ourselves for 2009. Our cash position is holding stable, capital and operating expenditures have come down to accommodate current lower PGM prices, mine production is on track to meet or exceed annual guidance, and our employees have come through tremendously in supporting the Company's effort to remain competitive."

Cash Flow and Liquidity

At March 31, 2009, the Company's available cash and cash equivalents (excluding $35.6 million of restricted cash) totaled $170.8 million, up $9.0 million from December 31, 2008. If we include the Company's available-for-sale investments, total available cash and investments at March 31, 2009 was $181.8 million, up $1.0 million from $180.8 million at the end of last year. Net working capital, comprised of total current assets including available cash, less current liabilities, decreased slightly during the first quarter of 2009 to $227.4 million from $230.4 million at December 31, 2008. Recycling inventories and advances declined by $11.6 million during the quarter.

Net cash provided by operating activities (which includes changes in working capital) totaled $13.3 million in this year's first quarter, compared to $13.1 million of cash provided by operations in the first quarter of 2008. During the first quarter of 2008, growth in working capital associated with recycling largely offset the stronger earnings contribution in that period. Capital expenditures were $12.2 million in the first quarter of 2009, while capital spending in the first quarter of 2008 totaled $20.8 million. Capital spending has been cut back in 2009 as a result of lower PGM prices.

Outstanding debt at March 31, 2009, was $211.0 million, unchanged from December 31, 2008. The Company's total debt includes $181.5 million outstanding in the form of debentures due in 2028, $29.4 million of Exempt Facility Revenue Bonds due in 2020 and $0.1 million of Special Industrial Education Impact Revenue Bonds due in May 2009.

First quarter Results - Details

For the first quarter of 2009, the Company's mine production was 124,800 PGM ounces including 92,900 ounces from the Stillwater Mine and 31,900 ounces from East Boulder Mine. For the comparable quarter of 2008, the mines produced 129,000 ounces including 85,300 ounces at the Stillwater Mine and 43,700 ounces at East Boulder Mine. Stillwater Mine's production benefited from the additional miners transferred in from East Boulder Mine in conjunction with the fourth quarter 2008 restructuring. The lower production at East Boulder Mine reflected the reduced workforce there as the Company has limited production areas to those that can be most efficiently mined and supported in the current low-price environment.

Sales out of mine production totaled 114,600 ounces in the first quarter of 2009 at an overall average realization of $510 per ounce, down from 130,000 ounces at $625 per ounce in the first quarter of 2008. Mine revenues decreased to $62.3 million in the 2009 first quarter from $94.6 million in the same quarter of 2008. The lower 2009 mine revenues resulted from lower PGM prices in 2009, as well as the effect of lower sales volumes. The Company's average realization on palladium sales from mine production was $364 per ounce in the 2009 first quarter, reflecting the average floor price in the automotive contracts, compared to $414 per ounce for the same period in 2008. The Company's average net realization on platinum (after losses in 2008 on forward sales and the effect of contractual ceiling prices) was $952 per ounce in the first quarter of 2009 and $1,383 per ounce in the 2008 first quarter. Comparing these prices to the market, the London Metals Exchange afternoon posted prices per ounce for palladium and platinum were $215 and $1,124, respectively, on March 31, 2009, and $445 and $2,040, respectively, on March 31, 2008.

In its recycling activities, the Company processes material purchased from third parties and toll material that is processed on behalf of others for a fee, normally recovering platinum, palladium and rhodium. During the first quarter of 2009, the Company processed 38,600 total ounces of PGMs from recycled catalytic materials, including both purchased and tolled material. By comparison, in the first quarter of 2008 the Company processed 78,100 ounces of recycled material. The Company delivered for sale a total of 17,900 ounces of platinum, palladium and rhodium from recycled inventories during the first quarter 2009 at an overall average price of $1,132 per ounce; for the first quarter of 2008, the Company sold 60,600 recycled ounces at an average realization of $1,402 per ounce. The reduced level of activity in the first quarter of 2009 reflected a much lower level of PGM recycling activity worldwide as a result of lower metals prices and associated economic challenges for recycling collectors.

Revenues for the first quarter of 2009 were $85.8 million, down 54.0% from $186.4 million recorded in the first quarter of 2008. Proceeds from sales of mined PGMs and by-products totaled $62.3 million in the 2009 first quarter, 34.1% lower than the $94.6 million in the same quarter of 2008, again resulting from lower production volumes and PGM prices in the first quarter of 2009. Recycling revenues declined to $21.5 million from $86.4 million in last year's first quarter. Resales of purchased metal generated $2.0 million and $5.3 million in revenue during the 2009 and 2008 first quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) decreased to $72.2 million in the 2009 first quarter from $153.7 million in the first quarter of 2008. Mining costs included in costs of metals sold declined to $49.9 million in the 2009 first quarter from $66.0 million in the 2008 first quarter. Recycling costs, which primarily reflect the cost of acquiring spent catalytic materials for processing, totaled $20.3 million in the first quarter of 2009, much lower than the $82.5 million reported in the first quarter of 2008. The decrease in cost was attributable to the much lower value of the contained metals in the material purchased for recycling. First quarter costs also included $9.8 million in 2009 of lower-of-cost-or-market adjustments to inventories, and the purchase for resale of 9,600 ounces of palladium at a cost of $2.0 million in 2009, and 12,200 palladium ounces at a cost of $5.3 million in 2008.

Depreciation and amortization expense decreased to $17.2 million in the 2009 first quarter from $20.7 million in the same period of 2008. The decrease is attributable to lower mine production in 2009 and to an impairment write-down of East Boulder asset values at the end of 2008.

General and administrative ("G&A") costs, including marketing and exploration expenses, decreased to $6.7 million in the first quarter of 2009 from $7.7 million in the same period of 2008, resulting in part from staff reductions that were part of the fourth quarter 2008 restructuring. Also included in the 2009 first quarter was a $0.1 million write-down of the Company's long-term equity holdings and a loss on asset dispositions of $0.2 million.

The reported net loss of $11.6 million for the first quarter of 2009 included, by business segment, a net loss of $4.7 million from mining operations and net income of $1.3 million from recycling activities, less corporate costs including $6.7 million of G&A expense, $1.2 million of unallocated net interest expense, and the $0.3 million of asset-related expenses.

For the first quarter of 2008, the reported net earnings of $2.8 million included income from mining operations of $8.0 million, and income from recycling activities of $5.5 million. These earnings items were offset in part by $7.7 million of G&A expense and $3.0 million pertaining to unallocated interest expense.

Stillwater Mining Company has scheduled its 2009 first quarter results conference call in conjunction with its 2009 Annual General Meeting of Shareholders, to be convened at approximately 11:00 a.m. Mountain Daylight Time (1:00 p.m. Eastern Daylight Time) on May 7, 2009. Dial-in numbers:

United States:  (800) 553-0329
International:  (612) 332-0819

Questions for online participation in the meeting can be submitted to https://www.webmeeting.att.com.

The webcast will also be simultaneously hosted on the Company's website www.stillwatermining.com in the Investor Relations section.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding the duration and overall effects of the current worldwide financial and credit crises, the effects of restructuring the Company's operations and maintaining a skilled work force, the automotive market and the health of the automobile manufacturers, expansion plans and realignment of operations, costs, grade, production and recovery rates, permitting, labor matters, financing needs and the terms of future credit facilities, capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company's 2008 Annual Report on Form 10-K on file with the United States Securities and Exchange Commission and available on the Company's website.

       Financial Statements and Key Factors Tables

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)

                                                     Three months ended
                                                          March 31,
                                                  ------------------------
                                                      2009         2008
                                                  -----------  -----------
Revenues
  Mine production                                 $    62,313  $    94,608
  PGM recycling                                        21,473       86,416
  Other                                                 2,032        5,340
                                                  -----------  -----------
      Total revenues                                   85,818      186,364
Costs and expenses
  Costs of metals sold
    Mine production                                    49,860       65,957
    PGM recycling                                      20,305       82,486
    Other                                               2,027        5,303
                                                  -----------  -----------
      Total costs of metals sold                       72,192      153,746
  Depreciation and amortization
    Mine production                                    17,120       20,647
    PGM recycling                                          45           48
                                                  -----------  -----------
      Total depreciation and amortization              17,165       20,695
                                                  -----------  -----------
        Total costs of revenues                        89,357      174,441
  Marketing                                               841        1,331
  General and administrative                            5,841        6,342
  Loss on long-term investments                           119            -
  (Gain)/loss on disposal of property, plant and
   equipment                                              205           (2)
                                                  -----------  -----------
        Total costs and expenses                       96,363      182,112
Operating income (loss)                               (10,545)       4,252
Other income (expense)
  Other                                                     -           53
  Interest income                                         658        3,087
  Interest expense                                     (1,729)      (4,530)
                                                  -----------  -----------
Income (loss) before income tax provision             (11,616)       2,862
Income tax benefit (provision)                              -          (53)
                                                  -----------  -----------
Net income (loss)                                 $   (11,616) $     2,809
                                                  -----------  -----------
Other comprehensive income (loss), net of tax             (34)          88
Comprehensive income (loss)                       $   (11,650) $     2,897
                                                  ===========  ===========
Weighted average common shares outstanding
  Basic                                                93,877       92,554
  Diluted                                              93,877       93,215
Basic earnings (loss) per share
                                                  -----------  -----------
    Net income (loss)                             $     (0.12) $      0.03
                                                  ===========  ===========
Diluted earnings (loss) per share
                                                  -----------  -----------
    Net income (loss)                             $     (0.12) $      0.03
                                                  ===========  ===========

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)

                                                  March 31,   December 31,
                                                    2009          2008
                                                ------------  ------------
ASSETS
  Current assets
    Cash and cash equivalents                   $    170,815  $    161,795
    Investments, at fair market value                 10,991        18,994
    Inventories                                       67,645        73,413
    Trade receivables                                  1,152         2,369
    Deferred income taxes                             18,685        17,443
    Other current assets                               7,521         8,244
                                                ------------  ------------
      Total current assets                      $    276,809  $    282,258
                                                ------------  ------------
  Property, plant and equipment (net of
   $246,496 and $232,112 accumulated
   depreciation and amortization)                    388,364       393,412
  Advances on inventory purchases                      2,242         3,298
  Restricted cash                                     35,595        35,595
  Other noncurrent assets                              8,823         9,701
                                                ------------  ------------
      Total assets                              $    711,833  $    724,264
                                                ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities
    Accounts payable                            $     11,682  $     14,662
    Accrued payroll and benefits                      23,516        24,111
    Property, production and franchise taxes
     payable                                           9,554        10,749
    Current portion of long-term debt                     97            97
    Other current liabilities                          4,476         5,489
                                                ------------  ------------
      Total current liabilities                       49,325        55,108

  Long-term debt                                     210,955       210,947
  Deferred income taxes                               18,685        17,443
  Accrued workers compensation                         5,799         6,761
  Asset retirement obligation                          7,175         7,028
  Other noncurrent liabilities                         6,308         4,448
                                                ------------  ------------
      Total liabilities                         $    298,247  $    301,735
                                                ------------  ------------
  Stockholders' equity
    Preferred stock, $0.01 par value, 1,000,000
     shares authorized; none issued                        -             -
    Common stock, $0.01 par value, 200,000,000
     shares authorized; 94,025,126 and
     93,665,855 shares issued and outstanding            940           937
    Paid-in capital                                  643,361       640,657
    Accumulated deficit                             (230,521)     (218,905)
    Accumulated other comprehensive loss                (194)         (160)
                                                ------------  ------------
      Total stockholders' equity                     413,586       422,529
                                                ------------  ------------
      Total liabilities and stockholders'
       equity                                   $    711,833  $    724,264
                                                ============  ============

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)

                                                     Three months ended
                                                          March 31,
                                                  ------------------------
                                                      2009         2008
                                                  -----------  -----------
Cash flows from operating activities
Net income (loss)                                 $   (11,616) $     2,809
Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
  Depreciation and amortization                        17,165       20,695
  Lower of cost or market inventory adjustment          9,751            -
  Loss on long-term investments                           119            -
  (Gain)/loss on disposal of property, plant and
   equipment                                              205           (2)
  Asset retirement obligation                             147          214
  Stock issued under employee benefit plans             1,380        1,403
  Amortization of debt issuance costs                     264        2,423
  Share based compensation                              1,245        1,028
Changes in operating assets and liabilities:
  Inventories                                          (4,224)      (3,969)
  Advances on inventory purchases                       1,056      (10,494)
  Trade receivables                                     1,217       (4,650)
  Employee compensation and benefits                     (586)       1,622
  Accounts payable                                     (2,980)      (1,582)
  Property, production and franchise taxes payable        665        1,223
  Workers compensation                                   (962)        (474)
  Other                                                   417        2,818
                                                  -----------  -----------
Net cash provided by operating activities              13,263       13,064
                                                  -----------  -----------
Cash flows from investing activities
  Capital expenditures                                (12,156)     (20,825)
  Purchases of long-term investments                        -         (347)
  Proceeds from disposal of property, plant and
   equipment                                               25           18
  Purchases of investments                             (3,986)      (9,505)
  Proceeds from maturities of investments              11,874       22,171
                                                  -----------  -----------
Net cash used in investing activities                  (4,243)      (8,488)
                                                  -----------  -----------
Cash flows from financing activities
  Payments on long-term debt                                -      (98,336)
  Payments for debt issuance costs                          -       (4,995)
  Proceeds from issuance of convertible debentures          -      181,500
  Restricted cash                                           -      (20,695)
  Issuance of common stock                                  -        2,967
                                                  -----------  -----------
Net cash provided by financing activities                   -       60,441
                                                  -----------  -----------
Cash and cash equivalents
  Net increase                                          9,020       65,017
  Balance at beginning of period                      161,795       61,436
                                                  -----------  -----------
Balance at end of period                          $   170,815  $   126,453
                                                  ===========  ===========

Stillwater Mining Company
Key Factors
(Unaudited)

                                                       Three months ended
                                                            March 31,
                                                      ---------------------
                                                         2009       2008
                                                      ---------- ----------
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
------------
Ounces produced (000)
Palladium                                                     96        100
Platinum                                                      29         29
                                                      ---------- ----------
Total                                                        125        129
                                                      ========== ==========
Tons milled (000)                                            264        265
Mill head grade (ounce per ton)                             0.51       0.52

Sub-grade tons milled (000) (1)                               21         39
Sub-grade tons mill head grade (ounce per ton)              0.18       0.16

Total tons milled (000) (1)                                  285        304
Combined mill head grade (ounce per ton)                    0.49       0.47
Total mill recovery (%)                                       91         91

Total operating costs per ounce (Non-GAAP) (2)        $      355 $      314
Total cash costs per ounce (Non-GAAP) (2)             $      405 $      385
Total production costs per ounce (Non-GAAP) (2)       $      541 $      541

Total operating costs per ton milled (Non-GAAP) (2)   $      156 $      133
Total cash costs per ton milled (Non-GAAP) (2)        $      177 $      163
Total production costs per ton milled (Non-GAAP) (2)  $      237 $      229

Stillwater Mine:
---------------
Ounces produced (000)
Palladium                                                     71         66
Platinum                                                      22         20
                                                      ---------- ----------
Total                                                         93         86
                                                      ========== ==========
Tons milled (000)                                            180        157
Mill head grade (ounce per ton)                             0.56       0.58

Sub-grade tons milled (000) (1)                               10         20
Sub-grade tons mill head grade (ounce per ton)              0.17       0.15

Total tons milled (000) (1)                                  190        177
Combined mill head grade (ounce per ton)                    0.54       0.53
Total mill recovery (%)                                       92         92

Total operating costs per ounce (Non-GAAP) (2)        $      343 $      296
Total cash costs per ounce (Non-GAAP) (2)             $      387 $      366
Total production costs per ounce (Non-GAAP) (2)       $      511 $      496

Total operating costs per ton milled (Non-GAAP) (2)   $      167 $      143
Total cash costs per ton milled (Non-GAAP) (2)        $      189 $      176
Total production costs per ton milled (Non-GAAP) (2)  $      250 $      239

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

                                                       Three months ended
                                                            March 31,
                                                      ---------- ----------
                                                         2009       2008
                                                      ---------- ----------
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
-----------------

Ounces produced (000)
Palladium                                                     25         34
Platinum                                                       7          9
                                                      ---------- ----------
Total                                                         32         43
                                                      ========== ==========
Tons milled (000)                                             84        108
Mill head grade (ounce per ton)                             0.41       0.43

Sub-grade tons milled (000) (1)                               11         19
Sub-grade tons mill head grade (ounce per ton)              0.20       0.17

Total tons milled (000) (1)                                   95        127
Combined mill head grade (ounce per ton)                    0.38       0.39
Total mill recovery (%)                                       89         90

Total operating costs per ounce (Non-GAAP) (2)        $      392 $      348
Total cash costs per ounce (Non-GAAP) (2)             $      455 $      422
Total production costs per ounce (Non-GAAP) (2)       $      627 $      629

Total operating costs per ton milled (Non-GAAP) (2)   $      132 $      120
Total cash costs per ton milled (Non-GAAP) (2)        $      154 $      145
Total production costs per ton milled (Non-GAAP) (2)  $      212 $      216

SALES AND PRICE DATA

                              Three months ended
(in thousands, except for          March 31,         Increase   Percentage
 average prices)               2009        2008     (Decrease)    Change
                            ----------- ----------- ----------  ----------
Revenues                    $    85,818 $   186,364 $ (100,546)       (54%)
                            =========== =========== ==========
Ounces Sold:
  Mine Production:
    Palladium (oz.)                  86         102        (16)       (16%)
    Platinum (oz.)                   29          28          1          4%
                            ----------- ----------- ----------
      Total                         115         130        (15)       (12%)
                            ----------- ----------- ----------
  Other PGM Activities: (3)
    Palladium (oz.)                  18          38        (20)       (53%)
    Platinum (oz.)                    8          30        (22)       (73%)
    Rhodium (oz.)                     2           5         (3)       (60%)
                            ----------- ----------- ----------
      Total                          28          73        (45)       (62%)
                            ----------- ----------- ----------
By-products from mining: (6)
    Rhodium (oz.)                     1           1          -          -
    Gold (oz.)                        2           2          -          -
    Silver (oz.)                      2           2          -          -
    Copper (lb.)                    172         300       (128)       (43%)
    Nickel (lb.)                    129         281       (152)       (54%)
Average realized price per
 ounce (3)
  Mine production:
    Palladium ($/oz.)       $       364 $       414 $      (50)       (12%)
    Platinum ($/oz.)        $       952 $     1,383 $     (431)       (31%)
      Combined ($/oz) (4)   $       510 $       625 $     (115)       (18%)
Other PGM activities: (5)
    Palladium ($/oz.)       $       276 $       406 $     (130)       (32%)
    Platinum ($/oz.)        $     1,048 $     1,443 $     (395)       (27%)
    Rhodium ($/oz)          $     3,881 $     6,563 $   (2,682)       (41%)
By-products from mining: (6)
    Rhodium ($/oz.)         $     1,173 $     8,176 $   (7,003)       (86%)
    Gold ($/oz.)            $       926 $       940 $      (14)        (1%)
    Silver ($/oz.)          $        13 $        18 $       (5)       (28%)
    Copper ($/lb.)          $      1.34 $      3.18 $    (1.84)       (58%)
    Nickel ($/lb.)          $      5.19 $     12.36 $    (7.17)       (58%)
Average market price per
 ounce (4)
    Palladium ($/oz.)       $       199 $       441 $     (242)       (55%)
    Platinum ($/oz.)        $     1,023 $     1,867 $     (844)       (45%)
      Combined ($/oz.) (2)  $       403 $       753 $     (350)       (46%)

(1) Sub-grade tons milled includes reef waste material only.  Total tons milled includes ore tons and sub-grade tons only.

(2) Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depreciation and amortization.  Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs.  Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  These measures of cost are not defined under U.S. Generally Accepted Accounting Principles (GAAP).
    Please see "Reconciliation of Non-GAAP Measures to Costs of Revenues"
    and the accompanying discussion for additional detail.

(3) The Company's average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold.  The average market price represents the average London PM Fix for the actual months of the period.

(4) The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.

(5) Ounces sold and average realized price per ounce from other PGM activities relate to ounces produced from processing of catalyst materials, ounces purchased in the open market for resale.

(6) By-product metals sold reflect contained metal.  Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company's Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from secondary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or secondary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company's mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                                      Three months ended
                                                           March 31,
(in thousands)                                          2009       2008
                                                      ---------  ---------
Consolidated:
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP)                      $  44,338  $  40,473
  Royalties, taxes and other                              6,154      9,198
                                                      ---------  ---------
Total cash costs (Non-GAAP)                           $  50,492  $  49,671
  Asset retirement costs                                    147        215
  Depreciation and amortization                          17,120     20,647
  Depreciation and amortization (in inventory)             (241)      (727)
                                                      ---------  ---------
Total production costs (Non-GAAP)                     $  67,518  $  69,806
  Change in product inventories                          (3,618)     3,275
  Costs of recycling activities                          20,305     82,486
  Recycling activities - depreciation                        45         48
  Add: Profit from recycling activities                   1,257      5,508
                                                      ---------  ---------
Total consolidated costs of revenues (2)              $  85,507  $ 161,123
                                                      =========  =========
Stillwater Mine:
---------------
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)                      $  31,825  $  25,250
  Royalties, taxes and other                              4,148      5,969
                                                      ---------  ---------
Total cash costs (Non-GAAP)                           $  35,973  $  31,219
  Asset retirement costs                                    123        156
  Depreciation and amortization                          11,282     11,395
  Depreciation and amortization (in inventory)              104       (468)
                                                      ---------  ---------
Total production costs (Non-GAAP)                     $  47,482  $  42,302
  Change in product inventories                          (3,013)     1,038
  Add: Profit from recycling activities                     942      3,619
                                                      ---------  ---------
Total costs of revenues                               $  45,411  $  46,959
                                                      =========  =========
East Boulder Mine:
-----------------
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)                      $  12,513  $  15,223
  Royalties, taxes and other                              2,006      3,229
                                                      ---------  ---------
Total cash costs (Non-GAAP)                           $  14,519  $  18,452
  Asset retirement costs                                     24         59
  Depreciation and amortization                           5,838      9,252
  Depreciation and amortization (in inventory)             (345)      (259)
                                                      ---------  ---------
Total production costs (Non-GAAP)                     $  20,036  $  27,504
  Change in product inventories                          (2,632)    (3,469)
  Add: Profit from recycling activities                     315      1,889
                                                      ---------  ---------
Total costs of revenues                               $  17,719  $  25,924
                                                      =========  =========
Other PGM activities: (1)
Reconciliation to costs of revenues:
  Change in product inventories                       $   2,027  $   5,706
  Recycling activities - depreciation                        45         48
  Costs of recycling activities                          20,305     82,486
                                                      ---------  ---------
Total costs of revenues                               $  22,377  $  88,240
                                                      =========  =========

(1) Other PGM activities include recycling and other.

(2) Revenue from the sale of mined by-products is credited against gross production costs for Non-GAAP presentation.  Revenue from the sale of mined by-products is now being reported on the Company's financial statements as mined revenue and is included in consolidated costs of revenues.  Total costs of revenues in the above table have been reduced by approximately $3.8 million and $13.3 million for the first quarter of 2009 and 2008, respectively.

Note:  Costs and profits from recycling activities have been revised to include additional recycling rhodium costs of $0.4 million for the first quarter of 2008.  See Note 3 "Correction of Immaterial Error" to
    the Company's 2008 Annual Report on Form 10-K for additional information.

CONTACT:
Gregory Wing
(406) 373-8700